INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Pacific Systems Control Technology, Inc.
And Subsidiaries:

We have audited the accompanying consolidated balance sheet of Pacific Systems Control Technology, Inc., and Subsidiaries (the "Company"), as of December 31, 2001, and the related consolidated statements operations, stockholders' equity and cash flows for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, based on our audit, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and the results of its operations and cash flows for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. We have not audited the financial statements of Pacific Systems Control Technology, Inc. for any period subsequent to December 31, 2001.

The accompanying financial statements have not been prepared assuming that the Company will continue as a going concern. The Company had limited cash reserves at December 31, 2001 and based on management's current cash flow estimates, will not have sufficient cash to meet obligations over the next twelve months without additional sources of capital. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

MOSS ADAMS LLP

/s/ Moss Adams LLP

San Francisco, California
March 6, 2002